Schedule A 1-5:

The original agreement entered into on December 21, 2015 and all subsequent addenda.

Schedule B:

List of assets transferred under the agreement.

Schedule C:

Stock option purchase agreement dated April 2017.

The Company agrees to supplementally furnish a copy of any omitted schedule to the Commission upon request.

RELATIONSHIP DISSOLUTION AGREEMENT AND MUTUAL RELEASE

This Relationship Dissolution Agreement and Mutual Release (the "Agreement") is entered into as of November 21, 2017 by and between Brightlane Corp., Brightlane Homes Inc., Brightlane # 1, LLC, Brightlane RECA LP, Brightlane GP Corp., and GP 2002, LLC, Jeanne M. Reaves Revocable Trust, National Asset Advisors, LLC, National Asset Mortgage, LLC, and individuals Peter Hellwig, David Hill II, and David W Campbell.

This Agreement is intended to effect the termination of the business relationship and obligations of the Parties as hereinafter designated.

Recitals

1. WHEREAS, the Parties wish to amicably end their business relationship including the termination of the Brightlane RECA Contribution Agreement dated October 30, 2014 and all subsequent addenda.

2. WHEREAS, David W. Campbell individually and on behalf of National Asset Advisors LLC and National Asset Mortgage, LLC, shall cause the transfer of certain properties to Brightlane Homes, Inc.

3. WHEREAS, David W. Campbell and the Jeanne M. Reaves Revocable Trust agree to return their Brightlane Corp. common stock to Brightlane Corp.

4. WHEREAS, the Brightlane RECA LP limited partnership interests had been transferred from GP2002, LLC to Brightlane # 1, LLC and the Brightlane RECA LP general partnership interests had been transferred from National Asset Advisors, LLC to Brightlane GP Corp., and the parties to those agreements wish to transfer and return the interests to the original respective parties.

5. WHEREAS, the parties desire the Brightlane RECA LP limited partnership interests to be transferred from Brightlane #1, LLC and returned to GP2002, LLC.

6. WHEREAS, the parties desire the Brightlane RECA LP general partnership interests to be transferred from Brightlane GP Corp. and returned to GP2002, LLC.

7. WHEREAS, David W. Campbell agrees to resign as President of Brightlane GP Corp.

8. WHEREAS, National Asset Advisors, LLC, through GP 2002, LLC, wishes to cancel the Stock Purchase Option Agreement dated April 26, 2017.

9. WHEREAS, the Parties wish to mutually release each other from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind, resulting from the business relationship.

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Agreements

NOW, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Termination of Business Relationship:** The Brightlane RECA Contribution Agreement dated October 30, 2014 and all subsequent addenda, attached hereto as Exhibit A, are hereby terminated.

2. **Transfer of Properties**: Upon the execution of this Agreement, title and all rights associated with the properties (per Schedule 1 of the attached Exhibit B) (hereinafter individually a "Property" and altogether the "Properties") shall be transferred to Brightlane Homes, Inc. Brightlane Homes Inc. reserves the right to reject any of the Properties after a five day due diligence period, without replacement. These Properties shall be delivered unencumbered by any investor or lender liens placed by RECA, Limited Partnership or its affiliates ("RECA Debt"). GP 2002, LLC, National Asset Advisors, LLC, National Asset Mortgage, LLC, and David W Campbell, Represent and Warrant, that there have not been any intentional misrepresentations or omissions, in regards to information concerning the Properties, by the aforementioned parties and any investor transferring any specific property, in regards to delinquencies, liens and encumbrances of any kind. GP 2002, LLC, National Asset Advisors, LLC, National Asset Mortgage, LLC, and David W Campbell have used their best efforts to ensure that all such information is correct and has been or shall be provided to or caused to be provided to Brightlane Homes, Inc., before the execution of this Agreement. Upon transfer of the Properties via Quit Claim Deed, the Properties will be accepted in "As Is, Where Is" condition together with all remaining and any future delinquencies, liens and encumbrances not associated with the Reca Debt. On the actual date of transfer of servicing to Brightlane Homes, Inc. or its designee, such date to be no later than Fifteen (15) Days after the date on which Brightlane Homes, Inc., or its designee approves the "Goodbye Letters" required to be delivered to buyers under contracts associated with the Properties, GP2002, LLC shall cause to be delivered to Brightlane Homes, Inc. a final schedule of asset information (the "Final Asset Tape) reflecting actual data related to the Properties, as described above, as of the date of transfer.

    a. **Delivery of Deeds:** Upon the execution of this Agreement, with regard to the Properties transferred to Brightlane Homes, Inc., the associated deeds to be transferred to Brightlane Homes, Inc. shall be delivered to Brightlane Homes, Inc. The deeds shall be transferred by Quit Claim Deed from the deed holder to Brightlane Homes, Inc. (per Schedule 2 of the attached Exhibit B). Brightlane Homes, Inc., or its representative, shall cause to be recorded in the proper County of Record, and pay for all associated costs of such recordings, within 30 days of receipt thereof. If any of the transfer deeds are not sent to be recorded within the timeframe described above,

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the deed holder may cause such deeds to be recorded and shall be reimbursed for all costs of such recording(s) by Brightlane Homes, Inc. within 30 days of receipt of the former deed holder's cost of recording(s);

b. **Assignment of Installment Contracts:** In regards to the Properties transferred to Brightlane Homes, Inc., the associated installment contracts in force, as of the date of this Agreement (to include but not limited to Agreement for Deed, Land Contract, etc.), shall be assigned to Brightlane Homes, Inc. upon the execution of this Agreement. An assignment shall be provided on each contracted Property by the existing owner of record to the installment contracts as of the date of this Agreement, and as listed on Schedule 2 of the Exhibit B, attached hereto, the assignment shall be for the benefit of Brightlane Homes, Inc. (per Schedule 2 of the attached Exhibit A).

3. **Return of Brightlane Corp. Common Stock:** Upon execution of this Agreement, the following common stock certificates are to be returned, Medallion signature guaranteed, to Brightlane Corp.
   a. Brightlane Corp.: Cert # 11260, in the amount of 1,049,996 common shares in the name of David W. Campbell.
   b. Brightlane Corp.: Cert # 11261, in the amount of 1,050,017 common shares in the name of Jeanne M. Reaves Revocable Trust.

4. **Purchase of Brightlane RECA LP Interests:**
   a. **Purchase of Limited Partnership Interests:** David W. Campbell, on behalf of GP 2002, LLC, hereby purchases, and Brightlane # 1, LLC hereby sells all of its Limited Partner Interests in Brightlane RECA LP to GP 2002, LLC for $1.00 and other good and valuable consideration.
   b. **Purchase of General Partnership Interests:** David W. Campbell, on behalf of GP 2002, LLC as Managing Member of the former general partner of Brightlane RECA, LP, hereby purchases, and Brightlane GP, Corp. hereby sells all of its General Partner Interests in Brightlane RECA LP to GP 2002, LLC for $1.00 and other good and valuable consideration. Concurrently with the sale of all of its General Partner Interests, Brightlane GP, Corp. withdraws as General Partner of the Brightlane RECA LP.
   c. The parties under this section, 4., have agreed to waive all formal proceedings in regards to transfers, more specifically those required under Sections 9.2, 9.3, 9.4, 9.5, 10.3, and 10.4 of the Revised Limited Partnership Agreement of Brightlane RECA, a South Carolina Limited Partnership.

5. **Resignation:** David W. Campbell hereby resigns as President of Brightlane GP Corp. upon execution of this Agreement.

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6. **Cancellation of Stock Option Agreement:** National Asset Advisors, LLC, through GP 2002, LLC, hereby cancels the Stock Purchase Option Agreement dated April 26, 2017. See Exhibit C.

7. **Mutual Release:** The Parties have decided to mutually end their business relationship including the termination of the Brightlane RECA Contribution Agreement executed between the Parties and dated October 30, 2014, as modified by Addendum #1 on December 8, 2014 to have an effective date of January 1, 2015 and modified by Addendum #2 on January 1, 2015 to define the Defined Debt and the Portfolio's value, as of January 1, 2015, and modified by Addendum #3 to define the UPB and the new Revised Debt, as of December 31, 2016 and modified by Addendum #4 to establish a new Defined Debt, as a result of the removal of certain assets, as of June 29, 2017, and modified by Addendum #5 to establish a new Defined Debt and UPB, as a result of the removal of certain assets, as of August 31, 2017 entered into by said Parties and executed on said dates.
   a. The Parties recognize that by the execution of this Agreement, they are each relinquishing their respective legal rights to the other, with reference to the herein relationship and any disputes, differences, and obligations that flow from that relationship.
   b. The Parties do hereby release, cancel, forgive and forever discharge each other, and all of their respective officers, employees, affiliates, representatives, agents and directors from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind, whether known or unknown, whether suspected or not, which have arisen, or may have arisen from the inception of the relationship, during the relationship and in perpetuity.
   c. The Parties do specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand, which has, through oversight or error unintentionally or through a mutual mistake, been omitted from this Agreement.
   d. The Parties do hereby release, cancel, forgive and forever discharge all of the owners, officers, employees, affiliates, representatives, agents and directors of National Asset Advisors, LLC and National Asset Mortgage, LLC from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind, whether known or unknown, whether suspected or not, which have arisen, or may have arisen from the inception of the relationship, during the relationship and in perpetuity, related to the sale and/or origination of Installment Contracts related to the Properties, and the servicing and collection of amounts owed under such Installment Contracts. The Parties do specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand, against National Asset Advisors, LLC and National Asset Mortgage, LLC, and its owners, officers, employees, affiliates, representatives, agents and directors of which has, through oversight or

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error unintentionally or through a mutual mistake, been omitted from this Agreement.

8. **Admission:** This Agreement shall not constitute an admission and shall not be considered an admission of liabilities, wrongdoing or anything improper.

9. **Applicable Law:** This Agreement shall be construed under and in accordance with the laws of the South Carolina.

10. **Legal Construction:** In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision. This Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it. The provisions of this Agreement must be read as a whole and are not severable and/or separately enforceable by either party hereto.

11. **Attorneys' Fees:** If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and costs in addition to any other relief to which that party may be entitled.

12. **Review:** The Parties acknowledge that in executing this Agreement, they have carefully reviewed and had the opportunity to review the terms of this Agreement, with counsel of their choice and are fully aware of the extent of their rights and obligations under this Agreement. The Parties further agree that the language of this Agreement shall not be construed presumptively against any of the Parties.

13. **Counterparts:** This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

14. **Amendment or Modification:** This Agreement may be amended or modified at any time or from time to time only by a written instrument, specifically stating that such written instrument is intended to amend or modify this Agreement, duly executed by each of the Parties.

15. **Successors and Assigns:** This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and heirs.

[Signature Page Follows]

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BRIGHTLANE HOMES, INC.

By: /s/ [signature]
Name: David Hill II
Title: Director of Brightlane Homes, Inc.

BRIGHTLANE #1 LLC, as Sole Limited Partner of Brightlane RECA LP

By: /s/ [signature]
Name: David Hill II
Title: Authorized Signatory

BRIGHTLANE GP, CORP., as Sole General Partner of Brightlane RECA LP

By: /s/ [signature]
Name: David W. Campbell
Title: President

BRIGHTLANE CORP.

By: Steve Helm

By: /s/ [signature]
Name: Steve Helm
Title: CEO/President

BRIGHTLANE RECA LP, as Beneficial Owner of Brightlane-RECA Trust

By: Brightlane GP, Corp., the Sole General Partner of Brightlane RECA LP

By: /s/ [signature]
Name: David W. Campbell
Title: Authorized Signatory

DAVID W. CAMPBELL

By: /s/ [signature]
Name: David W. Campbell

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Jeanne M. Reaves Revocable Trust

By: /s/ Jeanne M Reaves
Name:
Title: Authorized Signatory

GP2002, LLC

By: David W. Campbell

By: /s/
Name: David W. Campbell
Title: Authorized Signatory

NATIONAL ASSET MORTGAGE, LLC

By: David W. Campbell

By: /s/
Name: David W. Campbell
Title: Authorized Signatory

Peter Hellwig

By: /s/
Name: Peter Hellwig

David Hill, II

By: /s/ David Hill II
Name: David Hill, II

NATIONAL ASSET ADVISORS, LLC

By: David W. Campbell

By: /s/
Name: David W. Campbell
Title: Authorized Signatory

SCN DCH II